Exhibit 4.5

SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into on October 29, 2022, by and among:

1.	WeRide Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”);

2.	the Persons listed on Schedule A-1 attached hereto;

3.	the individuals listed on Schedule A-2 attached hereto (each, a “Principal” and collectively, the “Principals”);

4.

the entities listed on Schedule A-2 attached hereto (each, a “Principal Holder”, and collectively, the “Principal Holders”, together with the Principals, each, a “Key Holder” and collectively, the “Key Holders”), and

5.	each Person listed on Schedule B hereto (each, an “Investor” and collectively, the “Investors”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without definition shall have the meanings set forth in the Shareholders Agreement (as defined below).

RECITALS

A.

Certain Investors (the “Purchasers”) have agreed to purchase from the Company certain Series D+ Preferred Shares and warrant to purchase certain Series D+ Preferred Shares or Ordinary Shares on the terms and conditions set forth in that certain Series D+ Preferred Share and Warrant Purchase Agreement by and among the Company, the Purchasers and certain other parties thereto.

B.

The Company entered into a certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement with certain Investors and certain other parties thereto on January 20, 2022 (the “Prior Agreement”).

C.

The Prior Agreement may be amended, and any provision therein waived, with the consent of the requisite parties (the “Requisite Amending Parties”) pursuant to Section 6.10 of the Prior Agreement, and in order to induce the Purchasers to purchase Series D+ Preferred Shares and the Series D+ Warrants, the Requisite Amending Parties desire to amend and restate the Prior Agreement as set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Requisite Amending Parties hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the Parties hereto further agree as follows:

1. Definitions

1.1 The following terms shall have the meanings ascribed to them below:

“Affiliate” shall have the meaning set forth in the Shareholders Agreement.

“Alliance” shall refer to Alliance Ventures B.V.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, the United States, the Cayman Islands or the United Arab Emirates.

“CDBC Treasury Share Warrant” means the warrant issued by the Company to CDBC Fund pursuant to the CDBC Warrant Purchase Agreement which entitles CDBC to purchase certain treasury shares of the Company.

“CDBC Warrant Purchase Agreement” means the Warrant Purchase Agreement entered into on October 29, 2022 by the Company, CDBC Fund and certain other parties thereto for the issuance of the CDBC Treasury Share Warrant.

“Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from shareholders of the Company Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; provided, further, that entitlement to any veto right over any matters of a Person alone or the possession of more than fifty percent (50%) of the economic interests of a Person without any power or authority to directly or indirectly direct the business, management and policies of such Person shall not be deemed as Control over such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Deemed Holders” has the meaning set forth in the Shareholders Agreement.

“Deemed Liquidation Event” has the meaning given to such term in the Memorandum and Articles.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company” means each of the Company, and its direct and indirect Subsidiaries, and “Group” refers to all of Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Investment Agreement” means that certain Series Seed-1 and Series Seed-2 Preferred Share Investment Agreement by and among the Company, certain Investors and other parties thereto, dated as of June 30, 2018.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended.

“Major Investor” means each of (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least two point five percent (2.5%) of the then outstanding share capital of the Company on a fully-diluted and as-converted basis, (ii) 海南凯壹投资合伙企业（有限合伙）, (iii) Catalpa Investments, (iv) Allindrive Capital (Cayman) Limited, (v) Robert Bosch GmbH, (vi) China-UAE Investment Cooperation Fund, L.P. and (v) 国开制造业转型升级基金（有限合伙）. For the avoidance of doubt, the Shares to be issued to a Deemed Holder pursuant to any Series A Warrant, RMB Investor Series D Warrant or Series D+ Warrants (as applicable) shall be deemed issued and outstanding for the purpose of determining whether an Investor is a Major Investor.

“Majority Preferred Holders” means the holders of 50% or more of the voting power of the outstanding Preferred Shares (voting together as a single class and on an as-converted basis).

“Memorandum and Articles” means the Memorandum of Association of the Company and the Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including the Preferred Shares, the Series A Warrants, the Series D Warrants and the Series D+ Warrants.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.00001 per share.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means the Series Seed-1 Preferred Shares, Series Seed-2 Preferred Shares, Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series C-1 Preferred Shares, Series D Preferred Shares, Series D+ Preferred Shares and other series of preferred shares as duly authorized and issued by the Company. For the purpose of this definition, the Preferred Shares to be issued to a Deemed Holder shall be deemed issued and outstanding.

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles.

“RMB Investor Series D Warrants” has the meaning set forth in the Shareholders Agreement.

“SAFE Rules and Regulations” has the meaning given to such term in the Shareholders Agreement.

“Series A Preferred Share and Warrant Purchase Agreement” means any and all of the Series A Preferred Share and Warrant Purchase Agreements (or Series A Preferred Share Agreement) entered into on, respectively, September 8, 2018, October 18, 2018, and December 14, 2018, by and among the Company, certain Investors and other parties thereto for the purchase and sale of certain number of Series A Preferred Shares in the aggregate (including all the Series A Preferred Shares issued upon exercise of the Series A Warrants).

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A Warrants” shall have the meaning set forth in the Shareholders Agreement..

“Series B Preferred Shares” means the Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series B-3 Preferred Shares.

“Series B-1 Preferred Shares” means the Series B-1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B-2 Preferred Shares” means the Series B-2 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B-3 Closing Date” means the date of the first issuance of a Series B-3 Preferred Share.

“Series B-3 Preferred Shares” means the Series B-3 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Preferred Shares” means the Series D Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Preferred Share and Warrant Purchase Agreement” means the Series D Preferred Share and Warrant Purchase Agreement entered into on December 24, 2021 by and among the Company, certain Investors and other parties thereto for the purchase and sale of certain Series D Preferred Shares and issuance of certain warrant to purchase Series D Preferred Shares.

“Series D Warrants” shall have the meaning set forth in the Shareholders Agreement.

“Series D+ Preferred Shares” means the Series D+ Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D+ Preferred Share and Warrant Purchase Agreement” means the Series D+ Preferred Share and Warrant Purchase Agreement entered into on October 29, 2022 by and among the Company, certain Investors and other parties thereto for the purchase and sale of certain Series D+ Preferred Shares and issuance of certain Series D+ Warrants (excluding the CDBC Treasury Share Warrant) to purchase Series D+ Preferred Shares.

“Series D+ Warrants” means, collectively, the warrants to purchase Series D+ Preferred Shares issued pursuant to the Series D+ Preferred Share and Warrant Purchase Agreement and the CDBC Treasury Share Warrant.

“Series Seed-1 Preferred Shares” means the Series Seed-1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series Seed-2 Preferred Shares” means the Series Seed-2 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholders Agreement” means that certain Sixth Amended and Restated Shareholders Agreement by and among the Company, the Investors and other parties thereto, dated as of even date herewith, as may be amended and/or restated from time to time.

“Shares” means the Ordinary Shares, the Golden Shares (as defined in the Memorandum and Articles) and the Preferred Shares.

“Share Sale” shall have the meaning set forth in the Memorandum and Articles.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Transaction Documents” has the meaning set forth in the Series D+ Preferred Share and Warrant Purchase Agreement.

“Transfer” includes, in relation to any Equity Securities or other asset or right, to directly or indirectly sell, offer to sell, assign, transfer, create a trust or option over, or alienate the right to exercise the vote attached to or income to be received from, pledge, hypothecate, or otherwise grate a security interest over or encumber, the legal and/or beneficial ownership of such Equity Securities, asset or right, through one or a series transactions.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards (as defined in the Shareholders Agreement), (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xv) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

2. Restriction on Transfers; Rights of First Offer; Rights of First Refusal and Co-Sale Rights.

2.1 Restriction on Transfers.

(i) Key Holders. No Key Holder, regardless of such Key Holder’s employment status with the Company, shall Transfer all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Key Holder prior to a Qualified IPO, without the prior written consent of the Majority Preferred Holders, provided that, the Transfer made or proposed to be made in accordance with Section 2.5 shall not be subject to prior written consent of the Majority Preferred Holders, and no Key Holder shall Transfer any Equity Securities of the Company to a Competitor (each as defined in the Shareholders Agreement).

(ii) Investors.

(a) For the avoidance of doubt, any Investor may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it without limitation; provided that (1) such Transfer is effected in compliance with all applicable Laws; (2) in respect of any Transfer to one or more third parties, such Transfer is effected in compliance with Section 2.1(ii)(b) hereof; and (3) no Investor shall Transfer any Equity Securities of the Company to any Competitor (as defined in the Shareholders Agreement), unless such Transfer is approved in advance by the Company and the Majority Preferred Holders in writing; and (4) the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) and the Shareholders Agreement as an “Investor” (if not already a party thereto) upon the consummation of such Transfer. The Company will update its register of members upon the consummation of any such permitted Transfer.

(b) Company Option over Certain Investor Transfers.

(1) Transfer Notice. Subject to the prior written consent of the Company and the Majority Preferred Holders as set forth in Section 2.1(ii)(a)(3) with respect to a Transfer to a Competitor, as applicable, if any Investor (the “Investor Transferor”) proposes to Transfer any Equity Securities of the Company to one or more third part(ies) (which, for the avoidance of doubt, do not include any Affiliate of such Investor Transferor), then such Investor Transferor shall give notice to the Company of its intention to make the Transfer (the “Investor Transfer Notice”), which shall include a description of the Equity Securities of the Company to be transferred (the “Investor Offered Shares”).

(2) Option of Company. The Company shall have an option (but not any obligation) for a period of ten (10) days following receipt of the Investor Transfer Notice (the “Company Offer Option Period”) to elect to offer to purchase all, or any specified portion of, the Investor Offered Shares, in each case, on terms and conditions offered by the Company, including the form and amount of consideration to be paid for the applicable Investor Offered Shares and all other material terms and conditions of such offer (the “Company Offered Terms”), which option shall be exercisable by the Company with written notice to the Investor Transferor (with a copy to other Investors) specifying all of the foregoing information and any other relevant information reasonably requested by the Investor Transferor.

a.

If the Company fails to notify the Investor Transferor in writing to offer to purchase all or any specified portion of the Investor Offered Shares, in each case, on the Company Offered Terms prior to the expiration of the Company Offer Option Period, it shall be deemed to have declined the option to offer to purchase the Investor Offered Shares and the Investor Transferor may elect to sell all or any specified portion of Investor Offered Shares to one or more third part(ies) on such terms and conditions to be agreed between the Investor Transferor and such third part(ies).

b.

If the Company offers to purchase all (and not less than all) of the Investor Offered Shares on the Company Offered Terms, the Investor Transferor shall have the option (but not any obligation) for a period of one hundred and eighty (180) days from the expiration date of the Company Option Period (the “Company Offer Period”) to (I) accept such offer by the Company on the Company Offered Terms; or (II) decline such offer by the Company, provided that thereafter the Investor Transferor may only Transfer any or all of the Investor Offered Shares to one or more third part(ies) on terms and conditions that are in the aggregate more favorable to the Investor Transferor than the Company Offered Terms, including without limitation, for the avoidance of doubt, an aggregate purchase price not lower than that offered by the Company.

c.

If the Company offers to purchase a portion (but not all) of the Investor Offered Shares on the Company Offered Terms (a “Company Partial Offer”), the Investor Transferor shall have the option (but not any obligation) during the Company Offer Period to (I) accept such offer by the Company and thereafter Transfer any remaining Investor Offered Shares to any one or more third part(ies) on such terms and conditions agreed between the Investor Transferor and such third part(ies); or (II) decline such offer by the Company, provided that thereafter the Investor Transferor may only Transfer any or all of the Investor Offered Shares to one or more third part(ies) where such Transfer(s) in the aggregate exceed the number of Investor Offered Shares specified in the relevant Company Partial Offer or are on terms and conditions that are otherwise more favorable to the Investor Transferor than the Company Offered Terms.

(3) Procedure. If the Company gives the Investor Transferor notice that it desires to offer to purchase all or any specified portion of the Investor Offered Shares in accordance with Section 2.1(ii)(b)(2), and if such offer is accepted by the Investor Transferor, payment for such Investor Offered Shares to be purchased shall be made by wire transfer of immediately available funds of the appropriate currency, against delivery of such Investor Offered Shares to be purchased (together with an executed instrument of transfer if applicable), at a place mutually agreed by the Investor Transferor and the Company in writing and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Investor Transferor on the 30th day after the Investor Transferor’s acceptance of the relevant offer. To the extent the Investor Offered Shares are not purchased in full or in a specified portion by the Company pursuant to Section 2.1(ii)(b)(2), the Investor Transferor may elect to (x) Transfer such Investor Offered Shares (or any portion thereof) to one or more third part(ies) in accordance with the requirements of Section 2.1(ii)(b)(2); or (y) decline to sell any such Investor Offered Shares. The Company shall update its register of members upon the consummation of any Transfer(s) contemplated by this Section 2.1(ii)(b).

(4) Notwithstanding anything to the contrary herein, the provisions of this Section 2.1(ii)(b) shall not apply to any Transfer of Equity Securities of the Company by an Investor pursuant to Section 2.3 and Section 4 hereof.

(iii) Prohibited Transfers Void. Any Transfer of Equity Securities of the Company not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any other Party.

(iv) No Indirect Transfers. Each Key Holder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person, or otherwise.

(v) Cumulative Restrictions. For purposes of clarity, the restrictions on transfer set forth in this Agreement on a Party are cumulative with, and in addition to, the restrictions set forth in each other agreement imposing restrictions on transfer by such Person of Equity Securities of the Company (collectively, the “Other Restriction Agreements”), including the Shareholders Agreement, and not in lieu thereof.

(vi) Exempt Transaction. Regardless of anything else contained herein, Sections 2 and 3 of this Agreement shall not apply with respect to a transfer made pursuant to Section 4 of this Agreement or Articles 131 to 133 of the Memorandum and Articles.

2.2 Rights of First Refusal.

(i) Transfer Notice. To the extent the applicable consent of the Majority Preferred Holders is given pursuant to Section 2.1, if any Key Holder of the Company (a “Transferor”) proposes to Transfer any Equity Securities of the Company or any interest therein to one or more third parties, then the Transferor shall notify the Company, and, the Company shall immediately thereafter give each Major Investor a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity and address of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer, signed by the Transferor and the prospective transferee.

(ii) Option of Company. The Company shall have an option for a period of ten (10) days following delivery of the Transfer Notice (the “Company Option Period”) to elect to purchase all or a portion of the Offered Shares, at the same price and subject to the same terms and conditions as described in the Transfer Notice, exercisable by written notice to the Transferor (with a copy to the Major Investors).

(iii) Option of Investors.

(a) If the Company does not timely elect to purchase all of the Offered Shares pursuant to clause (ii) above, then the Company shall deliver to each Major Investor written notice (the “Second Notice”) thereof within ten (10) days after the expiration of the Company Option Period, and each such Major Investor shall have an option for a period of ten (10) days following receipt of the Second Notice (the “Option Period”) to elect to purchase all or any portion of its respective Pro Rata Share (as defined below) of the remaining Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, by delivering to the Transferor and the Company a written notice (the “First Exercise Notice”) before expiration of the Option Period as to the number of such Offered Shares that it wishes to purchase.

(b) For the purposes of this Section 2.2(iii), an Major Investor’s “Pro Rata Share” of such remaining Offered Shares shall be equal to (i) the total number of such remaining Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Major Investor on the date of the Transfer Notice (including all Preferred Shares held by such Major Investor on an as-converted to Ordinary Share basis) and the denominator of which shall be the total number of Ordinary Shares held by all Major Investors on such date (including all Preferred Shares held by such Major Investors on an as-converted to Ordinary Share basis).

(c) If any Major Investor fails to exercise its right to purchase its full Pro Rata Share of such Offered Shares, the Company shall deliver written notice thereof (the “Third Notice”), within five (5) days after the expiration of the Option Period, to the Transferor and to each Major Investor that elected to purchase its entire Pro Rata Share of the Offered Shares (an “Exercising Shareholder”). The Exercising Shareholders shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by delivering to the Transferor and the Company a written notice (the “Second Exercise Notice”, together with the First Exercise Notice, collectively, the “Exercise Notice”) within ten (10) days after receipt of the Third Notice; provided, however, that if the Exercising Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative Pro Rata Shares.

(d) Subject to applicable securities Laws, each Major Investor shall be entitled to apportion the Offered Shares to be purchased among its Affiliates, provided that such Major Investor notifies the Company and the Transferor in writing.

(iv) Procedure. If the Company or any Major Investor gives the Transferor notice that it desires to purchase Offered Shares, and, as the case may be, any re-allotment, then payment for the Offered Shares to be purchased shall be made by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased, at a place agreed to by the Transferor, the Company (if it is a purchaser) and each Major Investor that is a purchaser and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the 50th day after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing date with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(v), in which case the closing shall be on such later date or as provided in Section 2.2(v)(d). The Company will update its register of members upon the consummation of any such Transfer.

(v) Valuation of Property.

(a) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company and/or the Major Investors, as applicable, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(b) If the Transferor, the Company (if it is a purchaser) and a majority of the Major Investors who are purchasers cannot agree on such cash value within the Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of the Transferor, the Company (if it is a purchaser) and a majority of the Major Investors who are purchasers or, if they cannot agree on an appraiser within the Option Period, each of the Transferor, the Company (if it is a purchaser) and a majority of the Major Investors who are purchasers shall select an appraiser of internationally recognized standing and such appraisers shall designate another appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(c) The cost of such appraisal shall be shared equally by the Transferor, on the one hand, and the purchasers pro rata based on the number of Offered Shares such purchaser is purchasing, on the other hand.

(d) If the value of the purchase price offered by the prospective transferee is not determined within 50 days following the Company’s receipt of the Transfer Notice from the Transferor, the closing of the purchase of Offered Shares by the Company and/or the Major Investors who are purchasers shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Section 2.2(v).

2.3 Right of Co-Sale.

(i) To the extent the Company and any Major Investors do not exercise their respective rights of first refusal as to all of the Offered Shares proposed to be sold by the Transferor to the third party transferee identified in the Transfer Notice, the Company shall promptly give written notice thereof to each Major Investor not exercising any right of first refusal pursuant to Section 2.2 (the “Investor Co-Sale Notice”) (specifying in such Investor Co-Sale Notice the number of remaining Offered Shares as well as the number of Equity Securities that such Major Investor may participate in such sale in accordance with this Section 2.3), and each such Major Investor shall have the right to participate in such sale to the third party transferee identified in the Transfer Notice, of the remaining Offered Shares not purchased pursuant to Section 2.2 (the “Remaining Shares”), on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable than the terms and conditions offered to the Transferor) by delivering to the Transferor a written notice (the “Co-Sale Exercise Notice”) within ten (10) days following the date of the Investor Co-Sale Notice (each such electing Major Investor, a “Selling Investor”). Such Selling Investor’s notice to the Transferor shall indicate the number of Equity Securities the Selling Investor wishes to sell under its right to participate. To the extent one or more Major Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Transferor may sell in the Transfer to the third party transferee identified in the Transfer Notice shall be correspondingly reduced.

(ii) The total number of Equity Securities that each Selling Investor may elect to sell shall be equal to the product of (i) the aggregate number of Remaining Shares, multiplied by (ii) a fraction, the numerator of which is the number of Shares (on an as-converted basis) owned by such Selling Investor on the date of the Transfer Notice and the denominator of which is the total number of Shares owned by the Transferor and all Major Investors entitled to exercise their co-sale right hereunder.

(iii) Each Selling Investor shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser, before the applicable closing, one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Investor elects to sell; provided, however that if the prospective third party purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Investor shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares, and the Company shall take all necessary steps to effect any such conversion concurrent with the actual transfer of such Ordinary Shares to the purchaser and contingent on such transfer by updating the register of members of the Company.

(iv) The share certificate or certificates that a Selling Investor delivers to the Transferor pursuant to this Section 2.3 shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Investor that portion of the sale proceeds to which such Selling Investor is entitled by reason of its participation in such sale. The Company will update its register of members upon the consummation of any such Transfer.

(v) To the extent that any prospective purchaser prohibits the participation by a Selling Investor exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from Selling Investor exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Investor such shares or other securities that such Selling Investor would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

(vi) Allocation of Consideration

(a) Subject to Section 2.3(vi)(b), the aggregate consideration payable to the Selling Investors and the Transferor shall be allocated based on the number of Equity Securities sold to the third party transferee by each Selling Investor and the Transferor as provided in this Section 2.3, provided that if a Selling Investor wishes to sell Preferred Shares, the price set forth in the Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Shares into Ordinary Shares.

(b) In the event that the Transferor’s Transfer constitutes a Change of Control, the terms of the agreement between the Transferor, the Selling Investors and the third party transferee (the “Purchase and Sale Agreement”) shall provide that the aggregate consideration from such transfer shall be allocated to the Selling Investors and the Transferor in accordance with Article 8.2 of the Memorandum and Articles in effect immediately prior to the Transfer as if (A) such transfer were a Deemed Liquidation Event, and (B) the Equity Securities sold in accordance with the Purchase and Sale Agreement were the only Equity Securities outstanding.

2.4 Non-Exercise of Rights.

(i) Notwithstanding anything to the contrary, a Major Investor that elects to purchase the Offered Shares by delivering an applicable Exercise Notice or to participate in the sale of the Remaining Shares by delivering a Co-Sale Exercise Notice shall within the Execution Period (defined as below) enter into the relevant share transfer agreement with the Transferor or third party transferee identified in the Transfer Notice, as applicable, with respect to the purchase of such Offered Shares or the sale of Remaining Shares, as applicable, at the price and on the terms and conditions specified in the Transfer Notice (the “Share Transfer Agreement”). Any failure of the Major Investor to execute such Share Transfer Agreement within the Execution Period (defined as below) pursuant to this Section 2.4 shall (if such failure is solely attributable to such Major Investor) be deemed as a waiver of such Major Investor’s right of first refusal or right of co-sale (as applicable), and the Transferor shall be entitled to proceed with the Transfer of Offered Shares at a price not less than, and upon terms no more favorable to the transferee than, those specified in the Transfer Notice. For the purpose of this Section 2.4, the “Execution Period” means after the period commencing from the date of such Major Investor’s Exercise Notice or Co-Sale Exercise Notice, as applicable, to the date of execution of certain share transfer agreement by and among the Transferor and the third party transferee identified in the Transfer Notice. If the Company and the Major Investors do not elect to purchase all of the Offered Shares in accordance with Section 2.2, then, subject to the right of the Major Investors to exercise their rights to participate in the sale of Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of sixty (60) days from the expiration of the Option Period in which to sell the remaining Offered Shares that have not been taken up under Section 2.2 and Section 2.3, as applicable, to the third party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that each such transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Transferor under this Agreement, the Memorandum and Articles and the Shareholders Agreement with respect to the Offered Shares, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(ii) In the event the Transferor does not consummate the sale of such Offered Shares to the third party transferee identified in the Transfer Notice within sixty (60) day period, the rights of the Major Investors under Section 2.2 and Section 2.3 shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(iii) The exercise or non-exercise of the rights of the Major Investors under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

2.5 Limitations to Rights of First Refusal and Co-Sale and Transfer Restriction. Subject to the requirements of applicable Law, the right of first refusal and right of co-sale of the Company and the Major Investors under Sections 2.2 and 2.3 and the transfer restriction under Section 2.1(i) shall not apply to (a) the Transfer of any Equity Securities of the Company now or hereafter held by a Key Holder to such Key Holder’s parents, children, spouse, or to a trustee, executor, or other fiduciary for the benefit of such Key Holder or such Key Holder’s parents, children, spouse solely for bona fide estate planning purposes and/or any entity established solely for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder (each such transferee pursuant to clause (a) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”), provided that, in all cases, the Transfer is made for no consideration; or (b) the repurchase of Equity Securities from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Equity Securities and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors; and (c) the Transfer of any Equity Securities of the Company now or hereafter held by a Key Holder to the public pursuant to an effective registration statement; or (d) the Transfer by each Principal (through its corresponding Principal Holder or otherwise) of up to one percent (1%) of the outstanding Equity Securities of the Company (calculated as of Series B-3 Closing Date) on a fully diluted and as-converted basis, and provided, however, that such transfer shall not be exempted from the right of first refusal of the Company and the Major Investors described in Section 2.2(iii) of this Agreement; provided, that in the case of clause (a) above, (i) the Key Holder has provided the Majority Preferred Holders reasonable evidence of the bona fide estate planning purposes for such transfer and reasonable evidence of the satisfaction of all applicable filings or registrations required by SAFE under the SAFE Rules and Regulations, if applicable, and (ii) each such Permitted Transferee, prior to the completion of the Transfer, shall have executed a document in form and substance reasonably satisfactory to the Majority Preferred Holders assuming the obligations of such Key Holder under this Agreement and the applicable Other Restriction Agreements as a Key Holder, with respect to the transferred Equity Securities; provided further, that if the relevant Key Holder has breached any provision under the Transaction Documents, none of the foregoing sub-clauses (a) and (d) shall apply without the prior written consent of the Majority Preferred Holders, and the relevant Transfer shall remain subject to the right of first refusal and right of co-sale of the Company and the Major Investors under Sections 2.2 and 2.3 and the transfer restriction under Section 2.1(i).

2.6 Prohibited Transfers. In the event the Transferor sells any Equity Securities in contravention of the co-sale rights of the Investors under Section 2.3 (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at Law, in equity, hereunder and/or under the Shareholders Agreement or Memorandum and Articles, shall have the put option provided below, and such Transferor shall be bound by the applicable provisions of such option.

2.7 Put Option. In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Transferor the type and number of Equity Securities equal to the number of Equity Securities such Investor would have been entitled to transfer to the third-party transferee under Section 2.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions.

2.8 The price per Share at which the Shares are to be sold to the Transferor shall be equal to the price per share paid by the third-party transferee to the Transferor in the Prohibited Transfer. The Transferor shall also reimburse each Investor for any and all reasonable fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Investor’s rights under Section 2.

2.9 Within ninety (90) days after the later of the dates on which an Investor (x) received notice of the Prohibited Transfer or (y) otherwise becomes aware of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Transferor an instrument of transfer and either the certificate or certificates representing Shares to be sold under Section 2.7 by such Investor, each certificate to be properly endorsed for transfer, or an affidavit of lost certificate. The Transferor shall, upon receipt of the foregoing, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, in cash by wire transfer of immediately available funds or by other means acceptable to such Investor. The Company will concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) days reissue certificates, as applicable, to the Transferor and the Investor reflecting the new securities held by them giving effect to such transfer.

2.10 Voidability of Prohibited Transfer. Notwithstanding anything to the contrary contained herein and the rights afforded to the Investor in Section 2.7, any attempt by a Transferor to transfer Equity Securities in violation of Section 2 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Shares without the written consent of the Majority Preferred Holders.

3. Lock-Up. In addition to but not in lieu of any other transfer restriction contained herein, each Key Holder agrees that such Person will not during the period commencing on the date of the final prospectus relating to the first underwritten registered public offering of the Ordinary Shares and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or other securities, in cash or otherwise. The underwriters in connection with such public offering are intended third party beneficiaries of this Section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder agrees to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein. For the avoidance of doubt, nothing in this Section 3 shall prevent or restrict the exercise of any Series D Warrants or Series D+ Warrants according to its terms.

4. Drag Along.

4.1 In the event that the Requisite Parties (as defined in the Memorandum and Articles) approve a Sale of the Company (as defined in the Memorandum and Articles) and such proposed approved Sale of the Company implies a valuation of the Company of at least an amount equal to the Drag Threshold Valuation (as defined in the Memorandum and Articles), then each other shareholder of the Company (each, a “Dragged Shareholder”) hereby agrees with respect to all Shares which he, she or it own(s) or over which he, she or it otherwise exercises voting or dispositive authority:

(i) in the event such transaction is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company, to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of voting shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(ii) to vote (in person, by proxy or by action by written resolution or consent, as applicable) all Shares in favor of such Sale of the Company and in opposition to any and all other proposals that could reasonably be expected to delay or impair the Sale of the Company;

(iii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(iv) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Requisite Parties;

(v) if the Sale of the Company is structured as a Share Sale, to sell the same proportion of his, her or its Shares as is being sold by the Requisite Parties who are shareholders of the Company, and, except as permitted in Section 4.2 below, on the same terms and conditions as approved by the Requisite Parties;

(vi) not to deposit, and to cause their Affiliates not to deposit, except as provided in the Memorandum and Articles, any Shares owned by such Dragged Shareholder or Affiliate in a voting trust or subject any such Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(vii) if the consideration to be paid in exchange for the Shares includes any securities and due receipt thereof by any Dragged Shareholder would require under applicable law (a) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (b) the provision to any shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the United States Securities Act of 1933, as amended, the Company may cause to be paid to any such Dragged Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(viii) in the event that the Requisite Parties, in connection with such Sale of the Company, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the shareholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (a) to consent to (x) the appointment of such Shareholder Representative, (y) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (z) the payment of such shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Sale of the Company and its related service as the Shareholder Representative, and (b) not to assert any claim or commence any suit against the Shareholder Representative or any other shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

4.2 Notwithstanding the foregoing, a Dragged Shareholder will not be required to comply with Section 4.1 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i) any representations and warranties to be made by such Dragged Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shareholder’s Shares, including the representations and warranties that (a) the Dragged Shareholder holds all right, title and interest in and to the Shares such Dragged Shareholder purports to hold, free and clear of all liens and encumbrances, (b) the obligations of the Dragged Shareholder in connection with the transaction have been duly authorized, if applicable, (c) the documents to be entered into by the Dragged Shareholder have been duly executed by the Dragged Shareholder and delivered to the acquirer and are enforceable against the Dragged Shareholder in accordance with their respective terms and (d) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Dragged Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency by which such Dragged Shareholder is subject or bound.

(ii) the Dragged Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any identical representations, warranties and covenants provided by all shareholders).

(iii) the liability for indemnification, if any, of such Dragged Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any identical representations, warranties and covenants provided by all shareholders), and is pro rata in proportion to the amount of consideration paid to such Dragged Shareholder in connection with such Proposed Sale (in accordance with the provisions of the Memorandum and Articles).

(iv) liability shall be limited to such Dragged Shareholder’s applicable Share (determined based on the respective proceeds payable to each shareholder in connection with such Proposed Sale in accordance with the provisions of the Memorandum and Articles) of a negotiated aggregate indemnification amount that applies equally to all shareholders but that in no event exceeds the amount of consideration otherwise payable to such Dragged Shareholder in connection with such Proposed Sale, except with respect to claims related to fraud by such shareholder, the liability for which need not be limited as to such Dragged Shareholder.

(v) upon the consummation of the Proposed Sale, (a) each holder of each class or series of the Company’s shares will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series, (b) each holder of a series of Preferred Shares will receive the same amount of consideration per Preferred Share of such series as is received by other holders in respect of their Preferred Shares of such same series, (c) each holder of Ordinary Shares will receive the same amount of consideration per Ordinary Share as is received by other holders in respect of their Ordinary Shares, and (d) unless the Majority Preferred Holders elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of Preferred Shares and Ordinary Shares shall be allocated among the holders of Preferred Shares and Ordinary Shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Shares and the holders of Ordinary Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Memorandum and Articles in effect immediately prior to the Proposed Sale.

(vi) subject to Section 4.2(v) above, requiring the same form of consideration to be available to the holders of any single class or series of shares, if any holders of a series or class of shares of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such series or class of shares will be given the same option; provided, however, that nothing in this Section 4.2 (vi) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s shareholders.

(vii) if such Dragged Shareholder is not an appointed officer of the Company or any other Group Company, such Dragged Shareholder is not required in connection with such Proposed Sale to agree to (x) any covenant not to compete with any party and/or (y) any covenant not to solicit or hire customers, employees or suppliers of any party.

4.3 No Dragged Shareholder shall be a party to any Share Sale unless all holders of Preferred Shares are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Memorandum and Articles in effect immediately prior to the Share Sale (as if such transaction were a Deemed Liquidation Event) unless the Majority Preferred Holders elect otherwise by written notice given to the Company prior to the effective date of any such transaction or series of related transactions.

5. Legend. Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by a Key Holder and his/her/its permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as Equity Securities are no longer subject to this Agreement, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

6. Miscellaneous.

6.1 Termination. This Agreement shall terminate upon the closing of a Qualified IPO, except for Section 3 which shall survive the Qualified IPO in accordance with its terms. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

6.2 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.3 Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Investor hereunder are assignable (together with the related obligations) in connection with the transfer of Equity Securities of the Company held by such Investor in accordance with this Agreement but only to the extent of such transfer. This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties except as expressly provided herein. The Company must not register the transfer or assignment of any Equity Securities of the Company to any Person who is not a Party until that Person has executed and delivered to the Company a Deed of Accession in the form attached hereto as Schedule D (a “Deed of Accession”). Any transfer or assignment of any Equity Securities of the Company is void and of no effect unless and until the relevant Deed of Accession has been executed and delivered to the Company. Upon the execution and delivery of a Deed of Accession by any transferee, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages of this Agreement.

6.4 Governing Law. This Agreement shall be governed by and construed under the Laws of the Hong Kong, without regard to principles of conflict of laws thereunder.

6.5 Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. The seat of arbitration shall be Hong Kong. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong, without regard to principles of conflict of laws thereunder, and shall not apply any other substantive Law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

6.6 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule C attached to the Shareholders Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

6.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

6.8 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

6.9 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

6.10 Amendments and Waivers. Any provision in this Agreement (other than Schedule B, which may be updated when an additional Investor is added to this Agreement pursuant to Section 6.18 hereof) may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company; (ii) the Majority Preferred Holders; and (iii) Person(s) holding at least a majority of the voting power of the then outstanding Ordinary Shares held by the Key Holders then employed by or otherwise providing services as consultants, directors or advisors to the Group (including for this purpose the voting power of the then issued and outstanding Golden Shares); provided, however, that in the event that such amendment or waiver adversely affects the express obligations or rights herein of a Key Holder in a different manner than the express obligations or rights herein of the other Key Holders, such amendment or waiver shall also require the written consent of such Key Holder. Notwithstanding the foregoing, (A) any Party may waive the observance as to such Party of any provision of this Agreement (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by such Party without obtaining the consent of any other Party;(B) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion; (C) no amendment to any provision in this Agreement shall be effective or enforceable with respect of a holder of any particular class of Preferred Shares (the “Subject Class”) if such amendment more adversely affects such Subject Class than it affects any other class of Preferred Shares, unless such amendment has been approved in writing by the holders of at least a majority of the voting power of such Subject Class; and (D) the Drag Threshold Valuation shall not be changed without the written consent of holders of at least a majority of the Series D Preferred Shares and holders of at least a majority of the Series D+ Preferred Shares. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon all the Parties hereto.

6.11 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

6.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.13 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

6.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

6.15 Entire Agreement. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Prior Agreement.

6.16 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

6.17 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

6.18 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional Preferred Shares after the date hereof pursuant to the Series D+ Preferred Share and Warrant Purchase Agreement, the Series A Warrants, the Series D Warrants, or the Series D+ Warrants, any purchaser of such Preferred Shares (if not already an Investor) may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.19 Future Significant Holders. The Company covenants that it will cause all future holders of more than 1% of the Company’s then issued and outstanding Ordinary Shares other than, in any case, (i) the Investors and their respective Affiliates and (ii) any transferee or assignee of any Shares originally held by any Investor, to enter into this Agreement and become subject to the terms and conditions hereof as a Key Holder. The parties hereto hereby agree that such future holders shall become parties to this Agreement by executing a counterpart of this Agreement in a standard and customary form reasonably satisfactory to the Majority Preferred Holders, without any amendment of this Agreement, or any consent or approval of any other party.

6.20 Deemed Holders. Without prejudice to the generality of Section 12.20 of the Shareholders Agreement, all the holders of Shares hereby agree that (a) for the purpose of Section 2, the Shares to be issued to a Deemed Holder pursuant to the Investment Agreement, any RMB Investor Series D Warrant or Series D+ Warrants (as applicable) shall be deemed issued and outstanding; and (b) for the purpose of Section 4, in the event of a shareholders vote, they shall consult the Deemed Holders, and taking into consideration inputs from the Deemed Holders, they shall vote in a manner leading to the same result as a situation where all the Shares to be issued to the Deemed Holders pursuant to the Investment Agreement, any RMB Investor Series D Warrant or any Series D+ Warrant (as applicable) were issued and outstanding.

6.21. This Agreement to Prevail. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall prevail in all respects as among the Parties (other than the Company) only. The Parties (other than the Company) shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Memorandum and Articles, and shall take all actions necessary or advisable, as promptly as practicable after the discovery of any such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency to the fullest extent permissible by Law.

6.22 Grant of Proxy. Upon the failure of any Key Holder to vote the Equity Securities of the Company held thereby, to implement the provisions of and to achieve the purposes of this Agreement, such Key Holder hereby grants to a Person designated by the Company a proxy coupled with an interest in all Equity Securities of the Company held by such Key Holder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section is amended to remove such grant of proxy in accordance with Section 6.10 hereof, to vote all such Equity Securities to implement the provisions of and to achieve the purposes of this Agreement.

6.23 Other Provisions. Sections 11.12, 11.13, 12.21, 12.23, 12.24, and 12.25 of the Shareholders Agreement are incorporated by reference herein and shall apply to the parties hereto, mutatis mutandis, with the same effect as if they are included in this Agreement and all references to “this Agreement” shall be deemed to be references to this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

WeRide Inc.

By:	/s/ Xu Han
Name:	Xu Han
Title:	Director

GROUP COMPANIES:

WeRide Corp.

By:	/s/ Yan Li
Name:	Yan Li
Title:	Director

WeRide Hong Kong Ltd.

By:	/s/ Xu Han
Name:	Xu Han
Title:	Director

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

Guangzhou WeRide Technology Co., Ltd.
广州文远知行科技有限公司(Company seal)

By:	/s/ Xu Han
Name:	Xu Han
Title:	Legal Representative

Guangzhou Jingqi Technology Co., Ltd.
广州景骐科技有限公司(Company seal)

By:	/s/ Xu Han
Name:	Xu Han
Title:	Legal Representative

Beijing Jingqi Technology Co., Ltd.
北京景骐科技有限公司 (Company seal)

By:	/s/ Xu Han
Name:	Xu Han
Title:	Legal Representative

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPALS:

HAN, Xu

/s/ Xu Han

LI, Yan

/s/ Yan Li

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPAL HOLDERS:

Tonyhan Limited

By:	/s/ Xu Han
Name:	Xu Han
Title:	Authorized Signatory

Yanli Holdings Limited

By:	/s/ Yan Li
Name:	Yan Li
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

QIMING VENTURE PARTNERS V, L.P., a Cayman Islands exempted limited partnership

By:	QIMING GP V, L.P. a Cayman Islands exempted limited partnership

Its:	General Partner

By:	QIMING CORPORATE GP V, LTD. a Cayman Islands exempted company

Its:	General Partner

By:	/s/ Robert Headley
Name: Robert Headley
Title: Authorized Signatory

QIMING MANAGING DIRECTORS FUND V, L.P., a Cayman Islands exempted limited partnership

By:	QIMING CORPORATE GP V, LTD., a Cayman Islands exempted company

Its:	General Partner

By:	/s/ Robert Headley
Name: Robert Headley
Title: Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

ALLIANCE VENTURES B.V.
A limited liability company duly incorporated in the Netherlands,
Having its registered office at Jachthavenweg 130, 1081KJ Amesterdam

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

CGC Glory Bright Limited

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

G&H Partners

By:	/s/ Stefan Palmer
Name:	Stefan Palmer
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

安徽鸿信利股权投资合伙企业（有限合伙）(Company seal)

By:	/s/ Anhui Hongxinli Equity Investment Partnership (Limited Partnership)
Seal of Anhui Hongxinli Equity Investment
Partnership (Limited Partnership)

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

BEST FAME LIMITED

By:	/s/ Zheng Yang
Name:	Zheng Yang
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Johnson Electric Industrial Manufactory, Limited

By:	/s/ Christopher J. Hasson
Name:	Christopher J. Hasson
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Wisemont Capital, LP

By:	/s/ Jun Li
Name:	Jun Li

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

QIMING VENTURE PARTNERS VII, L.P., a Cayman Islands exempted limited partnership

By:	QIMING GP VII, LLC, a Cayman Islands limited liability company

Its:	General Partner

By:	/s/ Robert Headley
Name:	Robert Headley
Title:	Authorized Signatory

QIMING VII STRATEGIC INVESTORS FUND, L.P., a Cayman Islands exempted limited partnership

By:	QIMING GP VII, LLC, a Cayman Islands limited liability company

Its:	General Partner

By:	/s/ Robert Headley
Name:	Robert Headley
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

CEC Healthcare Fund L.P.

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Ningbo Meishan Free Trade Port Area Jiangmen Venture Investment Center L.P. (宁波梅山保税港区将门创业投资中心(有限合伙)) (Company seal )

By:	/s/ Xinxin Gao
Name:	Xinxin Gao

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Space V Holdings Limited

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

郑州旭丰嘉远智能网联企业管理中心（有限合伙） (Company seal )

By:	/s/ Zhengzhou Xufeng Jiayuan Intelligent
Connected Enterprise Management Center (Limited Partnership)
Seal of Zhengzhou Xufeng Jiayuan Intelligent
Connected Enterprise Management Center (Limited Partnership)

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

CMC Warrior Holdings Limited

By:	/s/ Gao Han
Name:	Gao Han
Title:	Director

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Sky9 Capital MVP Fund, L.P.

By:	/s/ Ronald Cao
Name:	Ronald Cao
Title:	Director

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

EverestLu Holding Limited (永禄控股有限公司)

By:	/s/ LIU Bing
Name:	LIU Bing
Title:	Director

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Zto Ljf Holding Limited

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

北京旭丰致远智能科技合伙企业(有限合伙) (Company seal)

By:	/s/ Beijing Xufeng Zhiyuan Intelligent Technology Limited Partnership
Seal of Beijing Xufeng Zhiyuan Intelligent Technology Limited Partnership

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Robert Bosch GmbH

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

国开制造业转型升级基金（有限合伙）

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SCHEDULE A-1

List of Persons

SCHEDULE A-2

List of Principals and Principal Holders

SCHEDULE B

List of Investors

SCHEDULE C

ADDRESS FOR NOTICES

SCHEDULE D

FORM OF DEED OF ACCESSION